UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2004

IMMERSION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-27969	94-3180138

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

801 Fox Lane
San Jose, California 95131
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 467-1900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement.

     Please see the discussion under Item 5.02 of this Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On October 20, 2004, the Board of Directors of Immersion Corporation (“Immersion”) approved the promotion of Mike Zuckerman, age 48, to the position of Senior Vice President and General Manager of Immersion’s Industrial Business Group. Mr. Zuckerman joined Immersion as Senior Vice President of Marketing in October 2003. From June 2000 through September 2003, Mr. Zuckerman held positions as Vice President of Marketing and Vice President of Sales in the western region for Verity, Inc. From November 1998 through June 2000, Mr. Zuckerman was Vice President of Marketing at Sensar Inc.

     In connection with Mr. Zuckerman’s appointment as Senior Vice President and General Manager of the Industrial Business Group, Mr. Zuckerman entered into a new employment agreement with Immersion. Pursuant to the terms of the employment agreement, Mr. Zuckerman will receive a base salary of $200,000. In the event of Mr. Zuckerman’s termination other than for Cause (as defined in the employment agreement), Mr. Zuckerman will, subject to certain conditions, be entitled to receive twelve months of base salary at his final pay rate, twelve months of benefits continuation (i.e., Immersion-provided COBRA payments) and twelve months immediate acceleration of vesting of his outstanding equity grants, whether stock options or restricted shares.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit No.	Description

99.1	Employment Agreement between Immersion Corporation and Mike Zuckerman.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION
Date: October 26, 2004	By:	/s/ Victor Viegas Victor Viegas President, Chief Executive Officer, Chief Financial Officer, and Director

EXHIBIT INDEX

Exhibit No.	Description

99.1	Employment Agreement between Immersion Corporation and Mike Zuckerman.